UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934, as amended

Date of Report (Date of earliest event reported): December 11, 2003

CORPORATE OFFICE PROPERTIES TRUST

(Exact Name of Registrant Specified in Charter)

Maryland	001-14023	23-2947217
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification No.)

8815 Centre Park Drive Suite 400 Columbia, Maryland		20145
(Address of Principal Executive Offices)		Zip Code

Registrant’s telephone, including area code: (410) 992-7324

(not applicable)
(Former Name and Former Address, if Changed Since Last Report)

Item 5.    Other Events.

On December 11, 2003, Corporate Office Properties Trust (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse First Boston LLC, Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc. and Legg Mason Wood Walker Incorporated (collectively, the “Underwriters”) in connection with an underwritten public offering by the Company of 2,000,000 shares of its 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, at a price of $25.00 per share (the “Shares”).  The sale of the Shares will result in gross proceeds, before underwriters’ discounts and commissions to the Company of $50.0 million.  The Shares that are being offered and sold have been registered under a Registration Statement on Form S-3 (File No. 333-108785) relating to the registration of the Shares and certain other securities of the Company, filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as filed by the Company with the Commission under the Securities Act on September 12, 2003.

The Company incorporates herewith the description of the terms of the Shares as set forth in the Articles Supplementary to its Declaration of Trust filed with the State of Maryland on December 12, 2003, amending the Declaration of Trust to designate and authorize the issuance of Shares.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)           Exhibits.

1.1	Underwriting Agreement, dated December 11, 2003, by and among Registrant and the Underwriters named therein.

4.1	Articles Supplementary relating to Registrant’s 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest.

12.1	Schedule supporting computation of Registrant's ratio of earnings to combined fixed charges and preferred share dividends.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE OFFICE PROPERTIES TRUST

By:	JOHN H. GURLEY
Name:	John H. Gurley
Title:	Senior Vice-President & General Counsel

December 12, 2003

INDEX TO EXHIBITS

Exhibit No.	Exhibit

1.1	Underwriting Agreement, dated December 11, 2003, by and among Registrant and the Underwriters

4.1	Articles Supplementary relating to Registrant’s 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest.

12.1	Schedule supporting computation of Registrant's ratio of earnings to combined fixed charges and preferred share dividends.